Exhibit 99.01

News Release

FOR IMMEDIATE RELEASE

MEDIA CONTACT:	INVESTOR CONTACT:
Colleen Lacter	Helyn Corcos
Symantec Corp.	Symantec Corp.
650-527-7611	650-527-5523
colleen_lacter@symantec.com	hcorcos@symantec.com

Symantec Announces CFO Departure

Andrew Del Matto, SVP and chief accounting officer to serve as acting chief financial officer

MOUNTAIN VIEW, Calif. – September 30, 2013 – Symantec Corp. (Nasdaq: SYMC) today announced that James Beer, the company’s executive vice president and chief financial officer, will leave the company to become the chief financial officer of McKesson Corporation. Beer has served Symantec as CFO since 2006, playing an instrumental role in extending the company’s leadership in information security and management.

“James is a talented executive and we thank him for his many contributions during the past seven years,” said Steve Bennett, president and chief executive officer, Symantec. “I appreciate the leadership he displayed this past year in helping to create, implement, and drive significant progress in our transformation. He’s helped strengthen our financial foundation, which will serve his successor, our company, and our shareholders well for the long term. We wish James the greatest success in his future with McKesson.”

Andrew “Drew” Del Matto, Symantec’s senior vice president and chief accounting officer, will serve as the company’s acting chief financial officer, while the company considers both internal and external candidates for the CFO role. During his eight years at the company, Del Matto has served as the company’s corporate treasurer and vice president of finance business operations leading corporate financial planning and analysis and revenue operations. He previously held senior finance leadership roles with Inktomi Corporation and SGI Corporation. Del Matto began his career as a CPA in public accounting with KPMG LLP. He holds a B.S. from Ohio University and a M.B.A. from Golden Gate University.

“It’s been an incredible learning experience to be a part of this transformation. I would like to thank everyone associated with Symantec for the opportunity to contribute to the company over the last seven years,” said Beer. “I came to Symantec with the belief in its strategic direction and I leave with even greater confidence in the company’s rich opportunity as a leader in protecting and managing information. I believe Symantec’s solid financial foundation positions the company well for continued improvement.”

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About Symantec

Symantec protects the world’s information, and is the global leader in security, backup and availability solutions. Our innovative products and services protect people and information in any environment – from the smallest mobile device, to the enterprise data center, to cloud-based systems. Our industry-leading expertise in protecting data, identities and interactions gives our customers confidence in a connected world. More information is available at www.symantec.com or by connecting with Symantec at: go.symantec.com/socialmedia.

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